Exhibit 10.3

PARTICIPATION AGREEMENT
Panther Prospect, Acadia Parish, Louisiana

This Agreement (the “Agreement”) is made and entered into this 27th day of May, 2024, effective as of the Effective Date provided for below by and between the following parties (individually, a “Party,” and collectively, the “Parties”), whose addresses and other contact information are set forth with their respective names, to-wit:

Next Bridge Hydrocarbons, Inc.	(“Next Bridge”)
500 W. Texas Avenue, Suite 890
Midland, Texas 70701
Attn: Greg McCabe, Chairman and CEO
Telephone: XXXXXXXXXXX
Email: XXXXXXXXXX

and

Magnetar Exploration L.P.	(“Magnetar”)
XXXXXXXXXXXXX
XXXXXXXXXXXXX
Attn: Paul J. Sigmund
Telephone: XXXXXXXX
Email: XXXXXXXXXXXXXXXXXXX

W  I  T  N  E  S  S  E  T  H:

Précis. Next Bridge owns leasehold interests in approximately 618 acres of land located in Acadia Parish, Louisiana. Magnetar desires to acquire all of the interest of Next Bridge in such leasehold estates, subject to the right of Next Bridge to elect to own and participate for up to a one-third interest in each well to be undertaken on the leases, or lands pooled therewith, as provided below. This Agreement sets forth the terms and provisions pursuant to which Magnetar may acquire such leasehold interests.

1.             The Lands and Leases. Next Bridge is the owner of leasehold estates in approximately 618 gross acres and 618 net acres of land situated in Acadia Parish, Louisiana, pursuant to oil and gas leases which have been acquired by Next Bridge (the “Subject Leases”) and which leases are listed on the attached Annex A, which is made a part hereof for all purposes.

Next Bridge represents that a 100% interest in the Subject Leases will be conveyed to Magnetar pursuant to this Agreement, which will entitle Magnetar to a net revenue interest of not less than seventy-five percent (75%) and that, except as provided in this Agreement, neither Next Bridge nor any entity related to Next Bridge will further burden the Subject Leases in any manner that would result in a reduction to the net revenue interest attributable to Magnetar’s working interest ownership in the Subject Leases.

Magnetar intends to develop the Subject Leases for the production of oil and/or gas, and Next Bridge may participate in such development as provided herein.

2.             Agreement to Sell and to Purchase. For the consideration provided in Section 6 below, and subject to the other terms and conditions of this Agreement, Next Bridge agrees to sell, and Magnetar agrees to acquire from Next Bridge a 100% working interest, entitled to not less than a seventy-five percent (75%) net revenue interest, in and to the Subject Leases covering approximately 618 gross acres of land situated within the Area of Mutual Interest (the “AMI”) provided for in Section 11 below, along with a 100% right, title and interest in all contracts affecting the Subject Leases, and all surface rights, easements, water rights, any seismic, geological and engineering information, proprietary seismic data and interpretations, all files, records, contracts and payment rights that relate to or are held in connection with the Leases (collectively, the “Other Assets”).

3.             Next Bridge Unit Designation. There is an existing unit formed under Order 634A from the Louisiana Conservation Commission dated June 27, 2006, identified as the MIOGYP RD SUA (534 Acres), which is referred to herein as the “Existing Unit.” The lands covered by the Existing Unit are deemed to comprise the AMI provided for in Section 11 below.

4.             Delay Rentals, New Leases or Extensions and Title Curative. The Parties acknowledge that during the term of this Agreement certain of the Subject Leases (a) will require the payment of delay rentals from time to time to preserve the leases, (b) have title defects that require an act of correction, and (c) will be reaching the ends of their respective primary terms and will require renewal or extension.

As part of the consideration for the acquisition contemplated herein, Magnetar agrees to use its best efforts to acquire leases covering all presently unleased mineral interests on lands covered by the Existing Unit, to the extent reasonably possible.

In addition, upon the execution of this Agreement by all Parties, Magnetar will reimburse Next Bridge the sum of $86,918.02 for delay rentals paid by it to preserve any of the Subject Leases which otherwise would expire through the end of 2024, in accordance with the schedule attached hereto as Annex B, and at the direction of Next Bridge will reimburse McCabe Petroleum, Inc., the sum of $70,081.98 for delay rentals paid by it to preserve certain of the Subject Leases from expiration. In the event Magnetar spuds the Initial Test Well provided for in Section 9 below prior to the date any delay rentals would come due thereafter, Magnetar shall not be obligated to pay such later rentals as they would otherwise come due.

If Magnetar does not spud the Initial Test Well before the end of calendar year 2024, it will acquire renewals, extensions or new leases with respect to all of the Subject Leases that are due to expire during calendar year 2025 (such obligation is limited lease bonuses less than or equal to $300 per net mineral acre); provided, however, that if Magnetar spuds the Initial Test Well before renewing, extending or otherwise replacing any of the Subject Leases that would otherwise expire in 2025, Magnetar shall not be obligated to renew, extend or replace any such lease.

Magnetar agrees that it will be solely responsible for, and shall pay and bear 100% of the cost and expense of all acts of correction, title curative and/or new leases, and all extensions of the Subject Leases within the Existing Unit; provided, however that in the event Next Bridge elects to participate in the Initial Test Well provided for in Section 9 below, thereafter it will share pro rata in the cost and expense of all subsequent delay rentals and acts of correction, title curative and/or new leases, and all extensions, and Next Bridge will own and be entitled to an assignment of its pro rata interest in all newly acquired leases, as well as the Subject Leases, subject to the Operating Agreement provided for in Section 10 below.

5.             Next Bridge Representations and Warranties; Conditions to Closing.

Next Bridge represents to Magnetar, as of the date hereof and as of the date of the closing of this Agreement, as follows:

a.	Next Bridge is a corporation duly organized and validly existing and in good standing under the laws of the State of Nevada and is duly qualified to carry on its business and to own and operate oil and gas properties in each jurisdiction in which the Subject Leases are located.

b.	Next Bridge has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations under this Agreement.

c.	The execution, delivery, and performance by Next Bridge of this Agreement and the consummation of the transactions contemplated herein will not (x) conflict with or result in a breach of any provisions of the Next Bridge certificate of incorporation or other governing documents, (y) result in a material default or the creation of any lien or encumbrance or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of any contract, note, bond, mortgage, indenture, license, or other agreement to which Next Bridge is a party or by which Next Bridge or the Subject Leases may be bound, or (z) violate any order, writ, injunction, judgment, decree, statute, rule, or regulation applicable to Next Bridge or any of its interest in the Subject Leases.

d.	The Subject Leases are held by Next Bridge free and clear of any liens or encumbrances, and there has been no prior production of oil and/or gas from the lands covered thereby.

e.	Next Bridge has not materially violated (and none of the Subject Leases are in material violation of) any laws, statutes, regulations or orders applicable to any of the Subject Leases or to the operation thereof.

f.	All delay rentals required to maintain the Subject Leases in force and effect which have come due prior to the Effective Date have been timely paid and the records of Next Bridge confirm all such payments.

g.	To the best knowledge of Next Bridge, all ad valorem, property, and similar taxes with respect to the Subject Leases which accrued or are attributable to the period prior to the Effective Date have been properly and fully paid.

h.	No suit, action, demand, proceeding, lawsuit or other litigation is pending or, to the best of Next Bridge’s knowledge, threatened with respect to Next Bridge or any of the Subject Leases that could reasonably be expected to materially and adversely affect the ownership, operation or value of the Subject Leases.

i.	There are no contracts or options outstanding for the sale, exchange or transfer of Next Bridge’s interest in the Subject Leases or any portion thereof, and there are no preferential purchase rights or obligations to obtain any consent prior to the transfer of the Subject Leases contemplated by this Agreement.

j.	Next Bridge has incurred no liability, contingent or otherwise, for broker’s or finder’s fees in respect of this Agreement or the transactions contemplated hereby for which Magnetar shall have any responsibility whatsoever.

k.	The Subject Leases are unencumbered by any claims of creditors or any plan of reorganization of Next Bridge as the result of its bankruptcy which would have any impact on the purposes and intentions of this Agreement.

l.	All legal, title and land records, and other related documentation which has been or which will be provided by Next Bridge to Magnetar, either prior to the execution of this Agreement or during the due diligence examination period contemplated herein, and its responses to inquiries pertaining to matters which affect the interests being acquired by Magnetar pursuant to this Agreement have been or will be correct and accurate in every material respect when furnished (or as supplemented), and there do not, or will not, exist documents (including any documents reflecting the existence of torts or adverse results of regulatory investigations) intentionally removed or omitted from the information furnished by Next Bridge to Magnetar which are necessary to make the data furnished not misleading in any material respect; provided, however, that there shall be excluded from this provision any statement or forecast of existing or future reserves, geologic and engineering interpretations, forecast, estimates and economic assumptions, including, but not limited to, (v) future prices of production, (w) future operating costs, (x) future capital expenditures, (y) projections and estimates of future production and reserves, and (z) prospects for drilling additional wells.

6.             Purchase Consideration. The consideration to be paid by Magnetar to Next Bridge to acquire the Subject Leases and Other Assets contemplated in this Agreement includes the following (the “Purchase Consideration”):

a.	At the Closing provided for below Magnetar shall pay to Next Bridge by check or by wire transfer, as directed by Next Bridge, the sum of $428,918.05 (the “Cash Purchase Price”), which sum is reimbursement to Next Bridge of its leasehold acquisition costs for the Subject Leases; and

b.	Upon both Parties’ signing this Agreement, Magnetar shall reimburse McCabe Petroleum, Inc., for its payment of delay rentals to sustain certain of the Subject Leases coming due in March and April 2024 in the amount of $70,081.95.

c.	Magnetar agrees to pay all delay rentals pertaining to the Subject Leases which accrue during calendar year 2024, shown to be $23,888.90 as described in the schedule attached hereto as Annex B.

d.	In the event Magnetar is unable to commence actual drilling operations on lands covered by the Subject Leases on or prior February 1, 2025, then Magnetar shall have the option to extend or take new leases on any of the Subject Leases that would expire during the following twelve calendar months.

e.	Next Bridge is entitled to reserve an overriding royalty on production from the Subject Leases (the “Next Bridge ORRI”) equal to 2.5% of 100%; provided, however, that the net revenue interest to be received by Magnetar in the Subject Leases, or any new lease in the AMI to be acquired by Magnetar, shall never be less than 75%. Accordingly, to the extent that the difference between the lessor’s royalty plus all other existing burdens measured by production on a lease and twenty-five percent (25%) is less than two and one-half percent (2.5%), the overriding royalty to which Next Bridge shall be entitled on any such lease shall be the difference between 25% and all other existing burdens measured by production.

f.	To the extent that Magnetar acquires any new leases covering lands in the AMI, it will assign to Next Bridge the Next Bridge ORRI on production from such newly acquired lease equal to 2.5% of 100%; provided, however, that the net revenue interest to be received by Magnetar in the Subject Leases, or any new lease in the AMI acquired by Magnetar, shall never be less than 75%. Accordingly, to the extent that the difference between the lessor’s royalty plus all other existing burdens measured by production on a lease and twenty-five percent (25%) is less than two and one-half percent (2.5%), then Magnetar shall assign an overriding royalty to Next Bridge the difference between 25% and all other existing burdens measured by production.

g.	Next Bridge shall have the option to participate up to a one-third (1/3) working interest in the Initial Test Well to be undertaken by Magnetar on lands covered by the Subject Leases; this right (the “Next Bridge Participation”) will extend to subsequent wells to be undertaken by Magnetar, subject to the further provisions regarding operations set forth below. The magnitude of the working interest elected to be owned by Next Bridge upon its exercise of this option will be the same on all subsequent wells undertaken by the Parties. The cost of Next Bridge’s participation in the Initial Well will be based on a Final AFE which will be provided to Next Bridge not less than ninety (90) days prior to spudding the well, and Next Bridge shall have thirty (30) days following its receipt of the AFE for the Initial Well to exercise its election to participate in the Initial well and to declare the magnitude of the working interest to be claimed by it.

h.	Prior to its spudding the Initial Test Well, Magnetar will pay to Next Bridge a spud fee equal to $100,000 by check or by wire transfer.

7.             Next Bridge Deliveries upon Execution of this Agreement. As soon as possible following the execution of this Agreement by both Parties, Next Bridge will make available to Magnetar the following without payment of further consideration:

a.	Access to all land files, title opinions, run sheets, ownership schedules, records of bonus and delay rental payments made with respect to the Subject Leases, lessor consents or any other consents necessary to assignments of any of the Subject Leases, and all other materials in possession of Next Bridge which relate to the title of the Subject Leases.

b.	Access to all land-related digital data and transfer to Magnetar of the same (subject to the return thereof if the Closing does not occur in accordance with this Agreement).

c.	Access for Magnetar and/or its consultant Keith Hatch to all seismic data in the possession of Next Bridge covering a ten (10) square mile area over and around the AMI, together with all interpretations, and including access to the work of Dan Zebrowski (“Zebrowski”) over and in the vicinity of the AMI. In addition, Next Bridge will make available Zebrowski as a consultant to Magnetar to review all data and interpretations of the Prospect; and

d.	Next Bridge will deliver to Magnetar and Assignment of Leases covering all of the Subject Leases on a form substantially the same as that attached hereto as Annex C, together with proof of the recording of an assignment of all of the Subject Leases formerly held in the name of Wildcat Panther LLC from such entity into Next Bridge.

8.              Interest to be Acquired. Upon the delivery by Magnetar to Next Bridge of the Cash Purchase Price, Next Bridge shall assign to Magnetar the interests provided for in Section 2 of this Agreement on a form of assignment substantially the same as that attached hereto as Annex C, and Magnetar shall be entitled to all of the other rights granted pursuant to this Agreement.

9.             Initial Test Well. Magnetar has the option, but not the obligation, to spud a well on lands covered by the Subject Leases on or before September 30, 2028 (the “Initial Test Well). If Magnetar fails to spud the Initial Test Well on or prior to September 30, 2028, it will reassign to Next Bridge all leases covering lands within the Existing Unit, and this Agreement shall be deemed terminated and of no further force and effect.

The Initial Test Well shall be drilled to a depth of 15,100 feet below the surface or to the base of the Miogyp 4 Sand (as defined in Next Bridge’s previous unit designation), whichever is shallower, at legal location of Magnetar’s choice on lands in the Existing Unit. The Initial Test Well shall be drilled diligently, without unnecessary delay, and in a workmanlike manner and shall be completed, if a well capable of production in paying quantities, or plugged and abandoned if a dry hole. The force majeure provision of the Operating Agreement is deemed applicable to the Initial Test Well as if expressed herein.

Ninety (90) days prior to the intended commencement of operations on the Initial Test Well, Magnetar shall notify Next Bridge of the plans for the Initial Test Well, i.e., its location and objective depth, and shall provide to Next Bridge an authority for expenditure (“AFE”) setting forth the estimated dry hole and completion costs anticipated for the Initial Test Well. No later than sixty (60) days prior to the intended commencement date of the Initial Test Well, Next Bridge shall notify Magnetar of its election to participate (the “Next Bridge Participation”) in the Initial Test Well. If Next Bridge elects to accept its Next Bridge Participation, its interest in the Initial Test Well and its right to participate in all subsequent wells to be undertaken on lands in the AMI will be subject to the terms and provisions of the Operating Agreement provided for in the following section of this Agreement.

In the event Next Bridge elects not to participate in the drilling the Initial Well undertaken on lands in the AMI, its right to the Next Bridge Participation shall be deemed terminated with respect to the Initial Well and all subsequent wells in the AMI.

In the event Next Bridge is in default with respect to its payment for its share of working interest expenses attributable to the Next Bridge Participation for a period of more than sixty (60) days, its right to the Next Bridge Participation in Initial Well and any subsequent wells on the lands in the AMI will be deemed terminated.

10.           Operating Agreement. Upon Next Bridge’s election to undertake the Next Bridge Participation, the Parties shall enter into an operating agreement prepared on a form which is substantially the same as the form of operating agreement attached hereto as Annex E (the “Operating Agreement”). Magnetar, or its designee, shall be the named Operator and may utilize and designate another entity as contract operator. The Contract Area, as defined in the Operating Agreement, shall be deemed to be the lands in the AMI in which the Parties own interests. The non-consent provision in the Operating Agreement for completion on the Initial well will be an election of “In or Out” and an election by Next Bridge not to participate will terminate any future right in it to participate in the AMI. All subsequent wells and completion elections shall also be governed by an “In or Out” election provision. On wells where both Parties have participated in the drilling and on the completion, all additional operations will have a 500% penalty provision for the non-consenting party. The Non-Operator under the Operating Agreement shall not be authorized to propose the drilling of a well subsequent to the Initial Test Well for a period of six (6) months following the completion or abandonment of the Initial Test Well.

11.           Area of Mutual Interest. Between the Parties there shall be deemed to be an Area of Mutual Interest (“AMI”) defined as all lands within the boundaries of the Existing Unit as extended by a “halo” one-half mile outside the boundaries of the Existing Unit and covering all of the lands covered by any lease any portion of which is located in the AMI; provided, however, the AMI is deemed not to cover any portion of the so-called “Cowboy” and “Packer” Prospects identified to Magnetar by Next Bridge, except to the extent any of the Subject Leases being acquired by Magnetar encroaches upon either of such prospects Should either of the Parties acquire any interest in any lease within the AMI (excluding the Cowboy and Packer prospects), it shall offer to the other its pro rata share of any such lease. If Next Bridge has elected to undertake the Next Bridge Participation, it shall be entitled to an undivided one-third interest in any such lease (subject to any limitation on the Next Bridge Participation resulting from its acquiring less than the full one-third interest in the Initial Test Well), but if its right to the Next Bridge Participation has terminated for any reason, it shall be entitled to only the Next Bridge ORRI in any such lease.

Upon delivery by Magnetar of a notice of a description of the Subject Leases, or portions thereof, in which it desires to acquire its interest, together with the consideration therefor (the “Purchase Notice”), Next Bridge shall assign to Magnetar under special warranty an undivided one hundred percent of eight-eighths (100% of 8/8ths) working interest, entitled to not less than a seventy-five percent (75%) net revenue interest, proportionately reduced, in and to the Subject Leases, or portions thereof, described in the notice.

12.            Closing. The closing of the purchase by Magnetar contemplated in this Agreement (the “Closing”) will occur s follows.

a.	Closing. On or before March 27, 2024, Magnetar will deliver to Next Bridge the sum of money provided for in Section 6.a., the Parties will execute and deliver to the Escrow Agent the Escrow Agreement, and Next Bridge will deliver to the Escrow Agent provided for in Section 9 the assignment of the Subject Leases on a form substantially the same as that attached hereto as Annex C, duly executed and recordable in the public records of Acadia Parish, Louisiana.

c.	Actions by Magnetar at the Initial Closing. At the Closing, Magnetar will (i) deliver to Next Bridge the Cash Purchase Price by check or by wire transfer the sum of $499,000, and (ii) join with Next Bridge in the execution and delivery to Magnetar of the Operating Agreement, which shall become applicable to Next Bridge in the event it elects to join in the drilling of the Initial Test Well.

d.	Actions by Next Bridge at the Initial Closing. At the Initial Closing, Next Bridge will (i) execute and deliver to Magnetar the assignment of the Subject Leases on a form of conveyance substantially similar to that attached hereto as Annex C, (ii) provide to Magnetar a certified copy of a recorded assignment of all of the Subject Leases formerly held in the name of Wildcat Panther LLC from such entity into Next Bridge, (iii) affirm to Magnetar its obligation to pay all delay rentals on the Subject Leases which are to come due in calendar year 2024, (iv) execute and deliver to Magnetar a counterpart of the Operating Agreement and (v) transfer and deliver to Magnetar all digital land data pertaining to the Subject Leases.

13.           Limitations on Parties’ granting of liens on the Subject Properties. Following the Closing, without prior consent by the other party, neither Magnetar nor Next Bridge shall sell, mortgage, hypothecate, permit liens to be filed thereon, or otherwise encumber any interest in the Subject Leases during a period of twenty-four (24) months from the Effective Date.

14.           Indemnity by Next Bridge. NEXT BRIDGE SHALL INDEMNIFY, PROTECT AND DEFEND MAGNETAR FROM ALL CLAIMS, DEMANDS AND CAUSES OF ACTION OF ANY NATURE CONCERNING THE SUBJECT LEASES ARISING OR ATTRIBUTABLE TO EVENTS OCCURRING PRIOR TO THE EFFECTIVE DATE. MAGNETAR SHALL HAVE NO OBLIGATION OR LIABILITY WITH RESPECT TO THE SUBJECT LEASES PRIOR TO THE EFFECTIVE DATE.

15.           Confidentiality. Each Party agrees to keep in strict confidence all information regarding the terms of this Agreement, except to the extent that either Party must disclose information to lenders and/or equity partners to obtain necessary debt and equity financing (subject to the limitation imposed in this Agreement).

16.           Notices. Any notice required to be given pursuant to this Agreement shall be in writing and shall be delivered in person, or by private courier service, with written receipt of acceptance returned to the sender, or via registered mail, return receipt requested, postage prepaid, or by email (with confirmation of receipt by email sent within eight (8) hours of completion of transmission with the result that if there is no such confirmation of receipt by email, the original notice sent by email shall not be deemed effective notice) to each of the Parties at the address, or at the email address, set forth in the opening paragraph of this Agreement. The agent for receipt of any notice shall be the individual who has executed this Agreement on behalf of each of the Parties. The agent and/or address for each of the Parties may be unilaterally altered by either Party upon providing written notice thereof to the other Party. Notice shall be deemed delivered when received at each of the addresses set forth in the opening paragraph of this Agreement, except with respect to emails, which shall be deemed received as provided above in this section.

17.           Miscellaneous.

a.        This document, with all attachments, contains the entire understanding of the Parties, and there is no other agreement, either oral or written, between them governing the subject matter hereof. This Agreement may be amended by the consent of both of the parties to a written document setting forth the amendment. Any amendment must be executed only by duly authorized officers of each of the Parties. No rights of either of the Parties may be waived without a written waiver signed by the Party sought to be charged with the waiver.

b.       Prior to the spudding of the Initial Test Well, this Agreement shall govern and control all matters arising between the Parties. After the spudding of the Initial Test Well, the Operating Agreement shall govern and control all matters arising between the Parties.

c.       If any provision of this Agreement or the application thereof is determined to be invalid or unenforceable, the remainder of this Agreement and other applications of the provision shall not be affected thereby, and this Agreement shall be deemed amended to eliminate the invalid or unenforceable provision insofar as it has any impact upon the other provisions of this Agreement.

d.       The failure of any Party to seek redress for any violation, or to insist upon the strict performance, of any provision of this Agreement shall not prevent any Party from seeking redress for any subsequent act, or failure to act, or to insist upon the strict performance of this Agreement. No single or partial exercise by a Party of any right or remedy hereunder shall preclude other or further exercise thereof or the exercise of any other right or remedy.

e.       Each Party represents and warrants that it has full corporate power and authority to enter into this agreement and to participate in the undertakings herein.

f.       This Agreement shall be governed by the laws of the State of Texas, except for matters pertaining to land titles in which case the laws of the State of Louisiana shall govern, and venue for any litigation arising to resolve dispute arising hereunder shall lie in Harris County, Texas.

g.       This Agreement shall be binding upon and shall inure to the benefit of each of the Parties and their respective successors and assigns.

h.       Time is of the essence of this Agreement.

i.        This Agreement may be executed in one or more original, facsimile or electronic counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same document. In making proof of this Agreement, it shall not be necessary to produce nor to account for all counterparts hereof, and it shall be sufficient to produce but one counterpart original hereof executed by the Party sought to be charged thereby. The Parties specifically intend that this Agreement may be executed by facsimile or by the exchange of documents in electronic format in accordance with the Uniform Electronic Transactions Act (Tex. Bus. & Com. Code Sec. 43.001 et seq.).

j.        The effective date (the “Effective Date”) of this Agreement is March 8, 2024.

In Witness Whereof, the Parties have executed this Agreement effective as of the Effective Date.

MAGNETAR:		NEXT BRIDGE:

MAGNETAR EXPLORATION L.P.		NEXT BRIDGE HYDROCARBONS, INC.

By: MAGNETAR ENERGY LLC

By:	/s/ Paul J. Sigmund	By:	/s/ Greg McCabe
	Paul J. Sigmund, Manager		Greg McCabe, Chairman and CEO

Attachments:

Annex A – Subject Leases

Annex B – Delay Rental Schedule

Annex C – Form of Assignment

Annex D – Operating Agreement

Annex A

Attached to and made a part of that certain Participation Agreement dated March 27,
2024, by and between Magnetar Exploration L.P., and Next Bridge Exploration Inc.

Subject Leases

Annex B

Attached to and made a part of that certain Participation Agreement dated March 27,
2024, by and between Magnetar Exploration L.P., and Next Bridge Exploration Inc.

Delay Rental Schedule

Annex C

Attached to and made a part of that certain Participation Agreement dated March 27,
2024, by and between Magnetar Exploration L.P., and Next Bridge Exploration Inc.

Form of Assignment

Annex D

Attached to and made a part of that certain Participation Agreement dated March 27,
2024, by and between Magnetar Exploration L.P., and Next Bridge Exploration Inc.

Operating Agreement

14